Exhibit 10.1

INTERNALIZATION AGREEMENT

This INTERNALIZATION AGREEMENT (this “Agreement”), dated as of May 28, 2024, is made by and between FTAI AVIATION LTD., a Cayman Islands exempted company (the “Company”), FIG LLC, a Delaware limited liability company (the “Manager”), and Fortress Worldwide Transportation and Infrastructure Master GP LLC, a Delaware limited liability company (“FTI GP”). The Company, the Manager and FTI GP are collectively referred to as the “Parties“ and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to the Management and Advisory Agreement, dated as of July 31, 2022 (the “Management Agreement”), by and among the Company (previously named FTAI Finance HoldCo LTD.), Fortress Transportation and Infrastructure Investors LLC (“FTAI LLC”), the Subsidiaries that are party thereto and the Manager;

WHEREAS, a special committee of the board of directors of the Company, composed entirely of independent and disinterested directors, has determined that it is in the best interests of the Company and its shareholders to internalize management and operations of the Company and to enter into this Agreement and consummate the transactions contemplated hereby;

WHEREAS, the Parties have therefore agreed to enter into this Agreement in order to terminate the Management Agreement and the Services and Profit Sharing Agreement (as defined below) and to provide for an effective transition of management and operations of the Company from the Manager to the Company; and

WHEREAS, concurrently with the entry into this Agreement, the Parties are entering into a Transition Services Agreement with respect to certain services that will be performed for a transition period after the date hereof (the “TSA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Internalization

SECTION 1.01   Internalization. Effective as of the entry into this Agreement (such time, the “Effective Time,” and the date of the entry into this Agreement, the “Effective Date”), (i) the Management Agreement is hereby terminated, except that Sections 11 (solely with respect to acts or omissions occurring on or before the Effective Time and subject to the limitations set forth in Section 6.01 of this Agreement), 18 (provided that with respect to notices to the Company or the Manager thereunder, such notices shall be provided to the applicable address therefor set forth in Section 9.03 hereof), 19, 21, 22, 23, 25 and 26 of the Management Agreement shall survive indefinitely, and (ii) the Services and Profit Sharing Agreement, dated as of November 10, 2022 (the “Services and Profit Sharing Agreement”), by and among the Fortress Transportation and Infrastructure Investors LLC, FTAI Aviation Holdco Ltd. and FTI GP, is hereby terminated in full (collectively, the “Internalization”).

SECTION 1.02   Internalization Payment. As consideration for the Internalization, on the Effective Date, the Company shall:

(a)	pay to the Manager $150,000,000 by wire transfer of immediately available funds to the account(s) previously specified by the Manager (the “Cash Consideration”); provided that (i) the Company, in its sole discretion, may elect to make payment of all or any portion of the Cash Consideration at any time on or prior to the date that is six (6) months after the Effective Date and (ii) if the Company does not make payment of all of the Cash Consideration on the Effective Date, then the aggregate amount of the Cash Consideration that is unpaid as of the Effective Date (such amount, the “Cash Consideration Payment Balance”) shall accrue interest from the day after the Effective Date at seven percent (7.0%) per annum (compounded annually based on the actual number of days elapsed in any year and calculated on the aggregate amount of the Cash Consideration Payment Balance (as adjusted to reflect any payments by the Company in respect of such amount) until paid in full) and the Company shall pay the aggregate amount of the Cash Consideration Payment Balance (as adjusted to reflect any payments by the Company in respect of such amount) plus any accrued and unpaid interest thereon no later than the date that is six (6) months after the Effective Date (such date, the “Trigger Date”); provided, however, that the aggregate amount of the then-outstanding Cash Consideration Payment Balance plus any accrued and unpaid interest thereon that remains outstanding after the Trigger Date shall accrue interest from the day after the Trigger Date onward at twelve percent (12.0%) per annum (compounded annually based on the actual number of days elapsed in any year and calculated on the aggregate amount of the Cash Consideration Payment Balance (as adjusted to reflect any payments by the Company in respect of such amount) and accrued interest outstanding from time to time until paid in full);

(b)	pay to the Manager the Estimated Accrued Amounts (as defined below) set forth in the Estimated Schedule (as adjusted in accordance with Section 1.06 hereof), by wire transfer of immediately available funds to the account(s) previously specified by the Manager;

(c)	issue to the Manager a number of ordinary shares of the Company equal to the quotient of (x) $150,000,000 divided by (y) the Share Price (the “Share Consideration” and, together with the Cash Consideration, the “Internalization Payment”);

(d)	purchase from FTI GP all of its partnership interests in FTAI Aviation Holdco Ltd. (the “Capital Interest”) in exchange for the consideration set forth in Exhibit D hereto (the “Capital Interest Consideration”), to be paid by the Company to the Manager by wire transfer of immediately available funds to the account(s) previously specified by the Manager; and

(e)	pay to the Manager the Manager Release Consideration Payment (as defined below) by wire transfer of immediately available funds to the account(s) previously specified by the Manager.

The consideration deliverable to the Manager pursuant to clauses (a) through (e) of this Section 1.02 shall together be hereinafter referred to as the “Aggregate Consideration.” The Company hereby (i) represents and warrants to the Manager that the Share Consideration, at the time of issuance to the Manager pursuant to the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable and (ii) agrees that the ordinary shares of the Company issued as Share Consideration shall be “Registrable Securities” under the Amended and Restated Registration Rights Agreement, dated as of November 10, 2022 (the “Registration Rights Agreement”), by and among the Manager, FTI GP, FTAI LLC and the Company and, for the avoidance of doubt, that the Registration Rights Agreement shall survive the termination of the Management Agreement. The Company further agrees to file a prospectus supplement to its Registration Statement on Form S-3 (333-270042) within one (1) business day after the Effective Date (unless the Manager otherwise requests that the prospectus supplement be filed on a different date, in which case, the prospectus supplement shall be filed on such date). For purposes of this Section 1.02, “Share Price” shall mean the dollar volume-weighted average price per ordinary share of the Company as reported on Bloomberg during the period beginning at 9:30:01 a.m., New York time and ending at 4:00:00 p.m., New York time for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time.

SECTION 1.03   Accrued Compensation. Subject to Section 1.06 hereof, any (a) Management Fee (as defined under the Management Agreement) (the “Unpaid Management Fee”), (b) Income Incentive Payment (as defined under the Services and Profit Sharing Agreement) (the “Unpaid Income Incentive Payment”) and (c) Capital Gains Incentive Payment (as defined under the Services and Profit Sharing Agreement) (the “Unpaid Capital Gains Incentive Payment”), in each case of (a), (b) and (c), that is accrued and payable but not yet paid under the Management Agreement and/or the Services and Profit Sharing Agreement, as applicable, through the Effective Time or recouped by the Manager pursuant to Section 1.05(a) hereof, shall be paid by the Company to the Manager by wire transfer of immediately available funds to the account(s) previously specified by the Manager on the Effective Date in accordance with the Estimated Schedule (as defined below).

SECTION 1.04   Unpaid or Unreimbursed Expenses; CEO/CFO Bonus Amount and Bonus Accrual Amount. Subject to Section 1.06 hereof, any Expenses (as defined in the Management Agreement) (including, for the avoidance of doubt, any fixed assets expenses) that are reimbursable to the Manager but not yet reimbursed by the Company under the Management Agreement as of the Effective Time or recouped by the Manager pursuant to Section 1.05(a) hereof (the “Unpaid Expenses”) shall be paid by the Company to the Manager by wire transfer of immediately available funds to the account(s) previously specified by the Manager on the Effective Date in accordance with the Estimated Schedule. The aggregate amount of (a) the CEO/CFO Bonus Amount (as defined below) and (b) the Bonus Accrual Amount (as defined below), all of which has been paid by the Company to the Manager as part of the Management Fee or otherwise since January 1, 2024, but not yet returned to the Company as of the Effective Time, shall be paid by the Manager to the Company on the date that is five (5) business days after the Manager has received in full the Internalization Payment by wire transfer of immediately available funds to the account(s) previously specified by the Company.

SECTION 1.05   Actions Upon Internalization. As of the Effective Time, the Manager has:

(a)       after deducting any accrued compensation and reimbursement for its Expenses to which it is then entitled, paid over to the Company all money collected and held for the account of the Company or its Subsidiaries pursuant to the Management Agreement through the Effective Time;

(b)       delivered to the Company a schedule (the “Estimated Schedule”), reflecting the Manager’s good faith calculation of the estimated amounts, as of the Effective Time, of (i) the Unpaid Management Fee (the “Estimated Management Fee”), the Unpaid Income Incentive Payment (the “Estimated Income Incentive Payment”), the Unpaid Capital Gains Incentive Payment (the “Estimated Capital Gains Incentive Payment”), (ii) the Unpaid Expenses (the “Estimated Expenses”) and (iii) the estimated amount of the benefits-related accruals described on Exhibit H hereto (the “Estimated 401(k) Match, Bonus Taxes and Prior Year Deferral Accrual Amount”) (the Estimated Management Fee, plus the Estimated Income Incentive Payment, plus the Estimated Capital Gains Incentive Payment, plus the Estimated Expenses, less the Estimated 401(k) Match, Bonus Taxes and Prior Year Deferral Accrual Amount, the “Estimated Accrued Amounts”), and such Estimated Accrued Amounts shall, for the avoidance of doubt, be paid by the Company to the Manager on the Effective Date; and

(c)       subject to Section 1.9 of the TSA, delivered to the Company all property and documents of the Company or any Subsidiary then in the custody of the Manager; provided that (i) the Manager is not required to provide any documentation that (x) contains information regarding the Company or its Subsidiaries as well as information of other entities affiliated with the Manager (other than information regarding the Company or any of its Subsidiaries that also relates to entities affiliated with the Manager as a result of a commercial relationship with the Company or any of its Subsidiaries (“Affiliated Commercial Information”), in which case this clause (x) does not apply to such Affiliated Commercial Information), or (y) would violate law or jeopardize or waive privilege or work product doctrine, (ii) the Manager may retain copies of documents necessary or useful for the Manager to provide services under the TSA (which copies shall be delivered to the Company or destroyed upon termination of the applicable services to which the documents relate) and (iii) with respect to emails that relate to the Company or its Subsidiaries, such emails will be transferred promptly after the Effective Time in accordance with the procedures that have been agreed upon between the Manager and its IT and compliance personnel, on the one hand, and the Company and those individuals that will become employees of the Company, on the other hand; provided that emails will not be transferred if they also contain information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of clause (i)(y), the Manager and the Company shall cooperate in good faith to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without the consequences set forth therein, including entering into a joint defense agreement.

SECTION 1.06   Adjustment.

(a)	Within sixty (60) days from the Effective Date, the Manager shall deliver to the Company a schedule (the “Final Schedule”), together with the supporting calculations and documentation of such calculations, in reasonable detail, reflecting the Manager’s good faith calculation of the actual amounts, as of the Effective Time, of (i) the Unpaid Management Fee (the “Final Management Fee”), the Unpaid Income Incentive Payment (the “Final Income Incentive Payment”) and the Unpaid Capital Gains Incentive Payment (the “Final Capital Gains Incentive Payment”), (ii) the Unpaid Expenses (the “Final Unpaid Expenses”), (iii) the final amount of the benefits-related accruals described on Exhibit H hereto (the “Final 401(k) Match, Bonus Taxes and Prior Year Deferral Accrual Amount”) (the Final Management Fee, plus the Final Income Incentive Payment, plus the Final Capital Gains Incentive Payment, plus the Final Unpaid Expenses, less the Final 401(k) Match, Bonus Taxes and Prior Year Deferral Accrual Amount, the “Final Accrued Amounts”), and (iv) the Net Adjustment Amount (which may be a negative amount). The Final Schedule and the calculations therein shall be prepared in a manner consistent with the methodology used to prepare the Estimated Schedule (the “Accounting Methodology”). For purposes of this Agreement, the “Net Adjustment Amount” shall be equal to the Final Accrued Amounts minus the Estimated Accrued Amounts.

(b)       If the Net Adjustment Amount as finally determined in accordance with this Section 1.06 is positive, then the Company shall promptly pay to the Manager an amount in cash equal to such Net Adjustment Amount.

(c)       If the Net Adjustment Amount as finally determined in accordance with this Section 1.06 is negative, then the Manager shall promptly pay to the Company an amount in cash equal to the absolute value of such Net Adjustment Amount.

(d)       The Company shall have sixty (60) days following receipt of the Final Schedule to review such schedule and to notify the Manager in writing if it disagrees with any amount, calculation or determination in the Final Schedule and specifying in reasonable detail those items as to which it disagrees, the dollar amount of such disagreement and the basis therefor (such notice, a “Dispute Notice”). If the Company delivers a Dispute Notice to the Manager, then the Company and the Manager shall, during the thirty (30)-day period following such delivery, cooperate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Dispute Notice. If at the end of such thirty (30)-day period the Manager and the Company have not resolved in writing the matters specified in the Dispute Notice, then the Manager and the Company shall submit to a mutually agreed upon nationally recognized independent public accounting firm that has no material relationship with the Company or the Manager and its affiliates (the “Accounting Firm”) for resolution of the matters that remain in dispute. The Manager and the Company shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Methodology and the Accounting Firm is not to make any other determination, including any determination as to whether the Unpaid Management Fee, the Unpaid Income Incentive Payment, the Unpaid Capital Gains Incentive Payment, the Unpaid Expenses and/or the benefits-related accruals described on Exhibit H hereto are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Company and the Manager and their respective representatives and not by independent review and, absent manifest error, shall be final and binding on the Parties (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator). The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.06 shall be borne pro rata as between the Company, on the one hand, and the Manager, on the other hand, in proportion to the final allocation made by the Accounting Firm of the disputed items weighted in relation to the claims made by the Company and the Manager, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses (which calculation shall be included in the Accounting Firm’s written decision).

(e)       During the period of time from and after the Effective Date through the final determination of the Final Accrued Amounts in accordance with this Section 1.06, each Party shall afford, and shall cause its subsidiaries and affiliates to afford, to the other Party and any accountants, counsel or financial advisors retained by the other Party in connection with the review of the Final Schedule and the calculations therein in accordance with this Section 1.06, reasonable access, during normal business hours upon reasonable advance notice, to all the properties, books, records, contracts, personnel, representatives (including the Party’s accountants) and records of the Party and its subsidiaries, affiliates and representatives (including the work papers of accountants) reasonably requested and reasonably relevant to the review of the Final Schedule and the calculations therein in accordance with this Section 1.06, in each case, subject to execution of customary confidentiality and work paper access letters if requested. Each Party will make available to the Accounting Firm such documents, books, records, work papers, facilities, personnel and other information as the Accounting Firm may reasonably request to resolve the disputed items, in each case, subject to execution of customary confidentiality and work paper access letters if requested; provided, however, that any material provided to the Accounting Firm must be concurrently shared with all Parties.

ARTICLE II

Compensation and Employee Matters

SECTION 2.01   Stock Options. Effective as of the Effective Time and continuing through the expiration date of the FTAI Aviation Ltd. Nonqualified Stock Option and Incentive Award Plan, adopted by FTAI LLC as of May 11, 2015, assumed by the Company as of November 10, 2022, and amended as of February 23, 2023 (the “Option Plan”), (i) no “Manager Awards” or any other “Awards” (in each case, as defined in the Option Plan) will be granted or otherwise awarded to the Manager under the Option Plan and (ii) no “Tandem Awards” (as defined in the Option Plan) will be granted or otherwise awarded under the Option Plan.

SECTION 2.02   Offers of Employment. The Company and/or its affiliates will make (or, for the Company’s Chief Executive Officer and Chief Financial Officer, have made) a written offer of employment to each employee of the Manager listed on Exhibit A hereto who was or remains employed by the Manager through the date on which such offer is made (each, an “Offer Employee”). Except as otherwise agreed between the Company and/or its affiliates and any Offer Employee, such offers of employment shall be made pursuant to an offer letter substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (as applicable) (the “Offer Letter”). If accepted, the offers of employment will become effective on the date set forth in the Offer Letter; provided that for (i) the Offer Employee located in the U.S. with pending immigration filings, such Offer Employee’s offer of employment will become effective immediately following October 31, 2024, or, if earlier, the successful completion of such Offer Employee’s visa application process in the U.S.; (ii) the three (3) Offer Employees located in Dubai, their offers of employment will become effective immediately following October 31, 2024, or, if earlier, the successful completion of their visa application process in Dubai; and (iii) all other Offer Employees (other than the Company’s Chief Executive Officer and Chief Financial Officer) located in the U.S., their offers of employment will become effective immediately following August 31, 2024, or, if earlier, such date as of which the Company can adopt and fully operate and administer a standalone payroll for such Offer Employees absent any support from the Manager (in each case, it being understood that until their offers of employment become effective, the Manager will continue to employ the employees contemplated by clauses (i), (ii) and (iii) above, and will not alter the compensation of such employees without the prior written consent of the Company); provided, further, that the visa application process referenced above will be commenced as soon as reasonably practicable (as reasonably determined by the Manager) following the Effective Date (the date on which any employment commences, the “Employment Commencement Date” for each Offer Employee). The terms and conditions governing the provisions of payroll services by the Manager to the Company following the Effective Time are set forth in the TSA. Each Offer Employee will (i) terminate employment with the Manager and its affiliates effective immediately prior to the Employment Commencement Date and (ii) cease to be an active participant in any employee benefit plans maintained by the Manager and its affiliates effective immediately prior to the Employment Commencement Date. The Company and its affiliates acknowledge and agree that each offer of employment to an Offer Employee in accordance with this Section 2.02 is subject to, and conditioned upon, the Offer Employee’s execution and non-revocation of a separation agreement and release of claims substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (as applicable) (the “Separation Agreement”). The Manager will provide each Offer Employee with a Separation Agreement and use commercially reasonable efforts to cause each Offer Employee to execute such Separation Agreement, and the Company and its affiliates acknowledge and agree that they will not hire any Offer Employee who (a) does not sign, or (b) subsequently revokes, such Separation Agreement; provided that the Manager may, but shall have no obligation to, pay any fee or grant any material concession to any Offer Employee for the purpose of obtaining any such Separation Agreement, or pay any costs and expenses of any Offer Employee or third party resulting from the process of obtaining such Separation Agreement (the “Separation Concessions”). The Separation Agreement shall include, among other things, a waiver by the Manager of any non-compete provision applicable to such Offer Employee with respect to the Offer Employee’s services to the Company and/or its affiliates, and the Manager further agrees that neither the Manager nor its affiliates shall seek to enjoin any Offer Employee from providing services to or accepting employment with the Company and/or its affiliates at any time following the Effective Time as a result of any non-compete provision applicable to the Offer Employee. For purposes of this Section 2.02 and Section 2.03 hereof, the term “Offer Employee” shall, upon written notice to the Manager, also include any specified employee of the Manager who is allocated by the Manager to exclusively provide services to the Company and/or its affiliates pursuant to the TSA after the Effective Time, and the Company and/or its affiliates will make a written offer of employment to such Offer Employee pursuant to the Offer Letter to be effective on or about the completion of the applicable TSA period. The Company shall promptly reimburse the Manager for any Separation Concessions paid by the Manager, subject to Exhibit G hereto.

SECTION 2.03   Offer Employee Compensation. Except as expressly provided in Section 2.04 hereof (with respect to the Manager Release Consideration Payment) or any payments in respect of deferred compensation amounts, unvested retirement plan (401(k)) account balances and accrued but unpaid paid time off with respect to the Offer Employees, which shall be paid and the cost of which shall be borne fully by the Company, the Manager shall be solely responsible for (i) the payment of all compensation earned and payable to the Offer Employees (on a pro-rated (daily) basis) with respect to the period prior to the Effective Time, whether payable prior to or following the Effective Time, and (ii) to the extent applicable, the payment of all compensation earned and payable to the Offer Employees (on a pro-rated (daily) basis) with respect to the period commencing at the Effective Time and ending immediately prior to the Employment Commencement Date, whether payable prior to or following the Employment Commencement Date, which in the case of this clause (ii) shall be reimbursed by the Company and/or its affiliates in accordance with the terms and conditions of the TSA.

SECTION 2.04   Bonus Accrual Amount; Manager Release Consideration Payment. The Manager shall pay the Bonus Accrual Amount to the Company pursuant to Section 1.04 hereof. The “Bonus Accrual Amount” shall be an amount equal to the aggregate amount set forth on Exhibit E hereto. The Bonus Accrual Amount received by the Company shall be used by the Company and/or its affiliates for the payment of discretionary cash bonuses for Offer Employees (other than the Company’s Chief Executive Officer and Chief Financial Officer) who become employed by the Company and/or its affiliates in accordance with Section 2.02 hereof with respect to the portion of calendar year 2024 elapsed (on a pro-rated (daily) basis) through and including the Effective Date (but subject in all cases to the terms of the applicable Offer Letter). The “Manager Release Consideration Payment” shall be the aggregate cash amount that the Manager has agreed to pay to the Offer Employees who become employed by the Company and/or its affiliates in accordance with the terms and conditions of the applicable Separation Agreement and remain employed by the Company and/or its affiliates through the Manager Release Consideration Payment Date, which amount for each such Offer Employee shall be equal to $1,000, and will be paid by Manager or its designee to the applicable Offer Employee in the first quarter of 2025 in accordance with historical practice (the date of such payment, the “Manager Release Consideration Payment Date”), in each case subject to the terms of the applicable Separation Agreement. Any portion of the Manager Release Consideration Payment not paid to Offer Employees shall be promptly paid to the Company and/or its affiliates. Notwithstanding anything set forth in this Agreement to the contrary, other than with respect to the Manager Release Consideration Payment, the Manager will not be responsible in any way for making the payment of any annual or other bonus with respect to any portion of 2024 for any of the Transferred Employees (defined below). The Company and/or its affiliates will provide written notice to the Manager no later than December 31, 2024 (as updated from time to time thereafter where applicable through the Manager Release Consideration Payment Date) stating whether any Offer Employee is no longer employed by the Company and/or its affiliates or has given or received notice of termination of employment with the Company and/or its affiliates.

SECTION 2.05   CEO/CFO Bonus Amount. The Manager shall pay the CEO/CFO Bonus Amount to the Company pursuant to Section 1.04 hereof. The “CEO/CFO Bonus Amount” shall be an amount equal to the aggregate amount set forth on Exhibit F hereto. The CEO/CFO Bonus Amount received by the Company shall be used by the Company and/or its affiliates for the payment of discretionary cash bonuses for the Company’s Chief Executive Officer and Chief Financial Officer who become employed by the Company and/or its affiliates in accordance with Section 2.02 hereof with respect to the portion of calendar year 2024 elapsed (on a pro-rated (daily) basis) through and including the Effective Date (but subject in all cases to the terms of the applicable Offer Letter).

ARTICLE III

Certain Covenants

SECTION 3.01   Sale; Merger; Consolidation. In the event the Company (i) consolidates or merges with or into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, adequate provision shall be made so that any such Person shall assume and agree to perform this Agreement and Section 11 of the Management Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such consolidation, merger, transfer or conveyance had taken place. No such consolidation, merger, transfer or conveyance shall relieve the Company of its obligations under this Agreement or Section 11 of the Management Agreement. For the purpose of this Section 3.01, a “Person” shall mean any individual or any corporation, limited liability company, partnership, trust, association, joint venture, firm, governmental authority or other entity of any kind.

SECTION 3.02   Insurance. For a period not less than six (6) years from and after the Effective Time, the Company shall continuously maintain in effect directors’ and officers’ liability and employment practices liability insurance from an insurer or insurers having AM Best financial strength ratings no lower than the Company’s and its Subsidiaries’ current directors’ and officers’ liability and employment practices liability insurers, covering actions and omissions occurring on or before the Effective Time with respect to the Manager, Fortress Investment Group LLC and its Subsidiaries and their respective directors, members, managers, officers and employees (the “Covered Persons”) who are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability and employment practices liability insurance policies in effect on the date of this Agreement (the “Current Insurance”), with limits, retentions, scope of coverage and other terms and conditions no less favorable in the aggregate to the Covered Persons and the other insureds thereunder than the Current Insurance; provided, however, that the Company shall not be required to pay for such insurance, in the aggregate, in excess of 300% of the last annual premium paid by the Company prior to the Effective Time (the “Maximum Amount”), it being understood that if the total premiums payable for such insurance coverage in respect of any annual period exceeds the Maximum Amount, the Company shall obtain policies with the greatest coverage available for a cost equal to the Maximum Amount. The provisions of this Section 3.02 are intended to be for the benefit of, and after the Effective Time shall be enforceable by, each of the Covered Persons, who shall be third party beneficiaries of this Section 3.02; and the Company and its Subsidiaries shall not alter or amend such insurance in any manner adverse to the Covered Persons. The rights of the Covered Persons under this Section 3.02 are in addition to any rights such Covered Persons may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable contracts or laws. For the avoidance of doubt, from and after the Effective Time, the Company shall use commercially reasonable efforts to obtain cyber insurance covering the Company’s and its Subsidiaries’ information technology infrastructure.

SECTION 3.03   Lockup. The Manager agrees not to, without the prior written consent of the Company, sell or otherwise transfer or dispose of (collectively, “Transfer”), directly or indirectly, the Share Consideration and any other shares of the Company or any securities convertible into, or exercisable or exchangeable for, shares of the Company that are held by the Manager immediately prior to the Effective Time (collectively, the “Manager’s Shares”), until 90 days after the Effective Date; provided that (a) one-third (1/3) of the Manager’s Shares shall be automatically released 30 days after the Effective Date, (b) one-third (1/3) of the Manager’s Shares shall be automatically released 60 days after the Effective Date and (c) one-third (1/3) of the Manager’s Shares shall be automatically released 90 days after the Effective Date. The restrictions set forth in this Section 3.03 shall not apply to Transfers (i) to a stockholder, partner, member or affiliate of the Manager, (ii) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (iii) in the event of completion of a liquidation, merger, stock exchange, tender offer or other similar transaction which results in all of the Company’s securityholders having the right to exchange their Company shares or Company options for cash, securities or other property or (iv) of all of the shares of the Company owned by the Manager immediately prior to the consummation of a “block trade” transaction in a “block trade” transaction; provided that in the case of clauses (i) and (ii) these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions.

SECTION 3.04   Non-Solicitation. For purposes of this Section 3.04, any Offer Employee who accepts employment with the Company pursuant to the terms and conditions of Section 2.02 hereof shall be referred to herein as a “Transferred Employee.” The Manager covenants and agrees that Fortress will not, and will cause each of its subsidiaries not to, directly or indirectly, for a period of five (5) years following the Effective Date, (i) hire, employ, engage, or solicit for hire, employment or engagement, any Transferred Employee who is or was employed or otherwise engaged by the Company or any of its Subsidiaries at any time during the twelve (12) months preceding such solicitation, hiring, employment or engagement; or (ii) solicit, induce, encourage or persuade any Transferred Employee who is employed or otherwise engaged by the Company or any of its Subsidiaries to give up, terminate, limit, postpone, divert, diminish or not to continue such Transferred Employee’s employment, engagement or other business relationship with the Company or any of its Subsidiaries, or otherwise interfere with such Transferred Employee’s contract or business relationship with the Company or any of its Subsidiaries. Notwithstanding the foregoing, the provisions of this Section 3.04 shall not be violated by general advertising or solicitation by Fortress or any of its subsidiaries that is not specifically targeted or directed at any Transferred Employee.

SECTION 3.05   Trademark License Agreement. FTAI LLC acknowledges and agrees that the term of the Trademark License Agreement, dated August 1, 2022 (the “Trademark License Agreement”), by and between FTAI LLC and FTAI Infrastructure Inc., as set forth in Section 10.1 of the Trademark License Agreement is and shall remain in effect until the expiration or earlier termination of the Amended and Restated Management and Advisory Agreement, dated as of July 31, 2022, by and between the Manager and FTAI Infrastructure Inc.

ARTICLE IV

Access to Information; Confidentiality; Privilege

SECTION 4.01   Access to Information.

(a)       Until January 1, 2027, the Manager shall, at the Company’s expense, retain and reasonably promptly provide access to information relating to the Company or any of its Subsidiaries reasonably requested by the Company and in the possession or under the control of the Manager immediately following the Effective Time; provided that (i) the Manager shall not be required to provide such access to information in response to a request under this Section 4.01(a) if providing access to information would violate any law or would reasonably be expected to jeopardize or waive any attorney-client privilege, the work product doctrine or other applicable privilege and (ii) the Manager may withhold any documentation that contains information regarding the Company or any of its Subsidiaries as well as information of other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of each of clauses (i) and (ii), the Manager and the Company shall cooperate in good faith to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without such consequences, including, in the case of clause (i), entering into a joint defense agreement. Without limiting the foregoing, with respect to emails, until January 1, 2027, the Manager shall reasonably promptly respond to reasonable requests by the Company regarding any specific email that should have been transferred at the Effective Time pursuant to Section 1.05(c) hereof (or was not required to be transferred because it also contained information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information)). The Manager shall not have any liability if any historical information provided pursuant to this Section 4.01(a) is found to be inaccurate or if any information is lost or destroyed, in each case, in the absence of gross negligence, fraud or willful misconduct of the Manager. The Company shall reimburse the Manager for all reasonable costs and expenses incurred in the Manager’s retention of Company information.

(b)       Until January 1, 2027, the Company shall, at the Manager’s expense, reasonably promptly provide access to information relating to the Manager reasonably requested by the Manager and in the possession or under the control of the Company immediately following the Effective Time; provided that the Company shall not be required to provide such access to information in response to a request under this Section 4.01(b) if providing access to information would violate any law or would reasonably be expected to jeopardize or waive any attorney-client privilege, the work product doctrine or other applicable privilege; provided that the Manager and the Company shall cooperate in good faith to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without such consequences, including entering into a joint defense agreement. The Company shall not have any liability if any historical information provided pursuant to this Section 4.01(b) is found to be inaccurate or if any information is lost or destroyed, in each case, in the absence of gross negligence, fraud or willful misconduct of the Company.

SECTION 4.02   Production of Witnesses. At all times from and after the Effective Time, upon reasonable request:

(a)       The Manager shall use commercially reasonable efforts to make available, or cause to be made available, to the Company, the directors, officers, employees and agents of the Manager as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Company (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Company may from time to time be involved, except in the case of any action, suit or proceeding in which the Company is adverse to the Manager; provided that the Company shall reimburse the Manager for all reasonable and documented costs and expenses incurred in connection with such efforts; and

(b)       The Company shall use commercially reasonable efforts to make available, or cause to be made available, to the Manager, the directors, officers, employees and agents of the Company as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Manager (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Manager may from time to time be involved, except in the case of any action, suit or proceeding in which the Manager is adverse to the Company; provided that the Manager shall reimburse the Company for all reasonable and documented costs and expenses incurred in connection with such efforts.

SECTION 4.03   Confidentiality.

(a)       The Company shall keep confidential any and all non-public information in its possession related to the Manager and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Company and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company and in respect of whose failure to comply with such obligations, the Company will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government inquiry or investigation, (iii) as necessary in order to permit the Company to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Manager. From the Effective Date and for a period of twenty-four (24) months thereafter, the Company will not use any such non-public information other than in the operation of its business and in a manner that does not harm the Manager.

(b)       The Manager shall keep confidential any and all non-public information in its possession related to the Company and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Manager and in respect of whose failure to comply with such obligations, the Manager will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government inquiry or investigation, (iii) as necessary in order to permit the Manager or its affiliates to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Company. From the Effective Date and for a period of twenty-four (24) months thereafter, the Manager will not use any such non-public information other than in a manner that does not harm the Company.

(c)       Notwithstanding the foregoing, in the event that any demand or request for disclosure of information is made pursuant to the foregoing clause (a)(ii) or clause (b)(ii) above, to the extent permitted by law, the disclosing Party shall promptly notify the non-disclosing Party of the existence of such request or demand and, to the extent commercially practicable, shall provide the non-disclosing Party thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the disclosing Party shall furnish, or cause to be furnished, only that portion of the information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

SECTION 4.04   Privileged Matters.

(a)       The Parties recognize that legal and other professional services have been provided prior to the Effective Time to the Manager, and that such legal services have included: (i) services in which the Parties are jointly represented by counsel (either inside counsel for the Manager or outside counsel retained by the Manager); (ii) services in which information has been shared between the Parties subject to common interest understandings or agreements; and (iii) services provided solely for the benefit of either the Manager or the Company and its affiliates. The Parties agree that any determination as to the nature of the legal services will be made as reasonably and in good faith agreed by the Parties.

(b)       With respect to services determined reasonably and in good faith by the Parties to have been provided to the Parties in a joint representation or to information shared pursuant to common interest understandings or agreements as described in Section 4.04(a)(i) or Section 4.04(a)(ii) above, the Parties agree to cooperate in connection with all decisions as to privileges that may be asserted under applicable law. Absent agreement by the Parties to waive or not to assert any applicable privilege in a particular matter, the Parties hereby agree to assert and maintain all such privileges to the broadest extent possible, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(c)       With respect to services determined reasonably and in good faith by the Parties to have been provided solely to the Company, the Parties agree that the Company should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Company, or its assets, operations, liabilities or Company employees (other than Company employees previously employed by the Manager), in any lawsuits or other proceedings initiated by or against the Company, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(d)       With respect to services determined reasonably and in good faith by the Parties to have been provided solely to the Manager, the Parties agree that the Manager should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Manager, or its assets, operations, liabilities or employees, in any lawsuits or other proceedings initiated by or against the Manager, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(e)       Upon receipt by either Party of any subpoena, discovery or other request that requires the production or disclosure of information as to which the other Party potentially has the right hereunder to assert or waive a privilege, or if such Party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 4.04 or otherwise to prevent the production or disclosure of such privileged information.

(f)       The access to information being granted pursuant to Section 4.01 hereof, the agreement to provide witnesses and individuals pursuant to Section 4.02 hereof, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

Representations, Warranties and Covenants

SECTION 5.01   Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that (i) such Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby, (ii) such Party has obtained all necessary corporate or limited liability company, as applicable, approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (iii) this Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 5.02   Assignment of Rights and Contracts.

(a)       The Manager hereby represents and warrants to the Company that (i) all material contracts to which the Manager or its affiliates is a party on behalf of the Company that primarily relates to the business and operations of the Company and its subsidiaries that (x) the Company is required to file under Item 601 of Regulation S-K, (y) the Company would be required to file under Item 601 of Regulation S-K if the Company were a party to such contract or (z) are otherwise material to the Company and its subsidiaries taken as a whole (collectively, “Material Contracts”) have been assigned to the Company as of the Effective Time and (ii) no Material Contracts will be terminable as a result of, or contain anti-assignment or change in control provisions that will be implicated by, the Parties entering into this Agreement, the TSA or the consummation of the transactions contemplated hereby or thereby, except in the case of clause (ii), as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or have a material impact on the ability to consummate the transactions contemplated by this Agreement.

(b)       As soon as practicable following the Effective Date, the Manager hereby agrees to provide the Company with a list of immaterial contracts to which the Manager or its affiliates is a party on behalf of the Company that relate to the business and operations of the Company and, if reasonably requested by the Company during the term of the TSA, to use commercially reasonable efforts to assign such immaterial contracts to the Company or otherwise assist the Company with entering into contracts on its own behalf with the counterparty to such immaterial contracts; provided that the Manager shall have no obligation to pay any fee or grant any material concession to any third party for the purpose of any such assignment, or pay any costs and expenses of any third party resulting from such assignment.

(c)       Without limiting the generality of Sections 5.02(a) and (b) above, if at any time within five (5) years after the Effective Time, the Parties identify any contracts that should have been assigned to the Company pursuant to Sections 5.02(a) or (b), but were not assigned, then, the Manager will use commercially reasonable efforts to cause the assignment of such contracts. Notwithstanding anything to the contrary in this Agreement, (i) any assignment of contracts pursuant to Sections 5.02(a) and (b) shall not result in any adjustment to the Company’s obligations pursuant to Section 1.02 of this Agreement; and (ii) the Manager shall have no obligation to pay any fee or grant any material concession to any third party for the purpose of any such assignment, or pay any costs and expenses of any third party resulting from any such assignment.

ARTICLE VI

Indemnification; Limitation of Liability

SECTION 6.01   Indemnification. As provided in Section 1.01 of this Agreement, the obligations of the Company and the Manager pursuant to Section 11 of the Management Agreement with respect to acts or omissions occurring on or before the Effective Time will indefinitely survive the termination of the Management Agreement, provided, in each case, that such surviving obligations are subject to the limitations set forth in Section 11 of the Management Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the indemnification obligations of the Company pursuant to Section 11 of the Management Agreement shall also apply to any claim by any shareholder of the Company in its capacity as such or any claim by or in right of the Company against any Indemnified Party (as such term is defined in the Management Agreement), in any such case in respect of or arising from matters that are the subject of this Agreement, including the transactions contemplated hereby; provided that such indemnification obligations of the Company shall not apply to any claim by the Company pursuant to this Agreement, the TSA or the Management Agreement (to the extent they survive as provided in Section 1.01 hereof).

SECTION 6.02   Limitation of Liability. It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement. Notwithstanding the foregoing, neither Party will be directly liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages, except to the extent paid in connection with a claim by a third party.

ARTICLE VII

Dispute Resolution

SECTION 7.01   Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 7.02 below (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

SECTION 7.02   Negotiation and Dispute Resolution.

(a)       Except as otherwise provided in this Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or Section 11 of the Management Agreement or otherwise arising out of, or in any way related to, this Agreement or Section 11 of the Management Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days following delivery of written notice of the Agreement Dispute to settle any such Agreement Dispute.

(b)       Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)       If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days of written notice of the Agreement Dispute, each Party will be entitled to refer the dispute to arbitration in accordance with Section 7.03.

SECTION 7.03   Arbitration.

(a)       If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days of written notice of the Agreement Dispute, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) under its International Arbitration Rules (the “ICDR Rules”), as modified herein. The place of arbitration shall be New York, New York. There shall be three arbitrators. Each Party shall appoint one arbitrator at the time of filing the Notice of Arbitration and the Answer, respectively. Within thirty (30) days after the appointment of the second arbitrator, the two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed in accordance with these provisions, or as otherwise agreed by the Parties, shall be appointed by the ICDR in accordance with the ICDR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 7.03 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 6.02 hereof. It is the Parties’ intention that any arbitration related to any Agreement Dispute should be resolved as promptly as reasonably practicable, and that the arbitral tribunal shall take reasonable steps to move the arbitration forward expeditiously. Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators, and if any party shall seek judicial enforcement of any arbitral awards, orders or decisions, it shall seek to file such underlying arbitral awards, orders or decisions under seal.

(b)       The arbitrators may consolidate arbitration under this Agreement with any arbitration or arbitrable dispute arising under or relating to the TSA or Section 11 of the Management Agreement if the subjects of the disputes thereunder arise out of or relate essentially to the same set of facts or transactions. The arbitrators appointed for the arbitration proceeding that was commenced first in time shall determine whether to consolidate any arbitrations and disputes and shall serve as the arbitrators in any consolidated arbitration.

(c)       Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement, the TSA and Section 11 of the Management Agreement during the course of dispute resolution pursuant to the provisions of this Article VII.

ARTICLE VIII

Tax Matters

SECTION 8.01   Intended Tax Treatment. The Parties intend that, for U.S. federal income tax purposes (as well as corresponding state and local income tax purposes), the termination of the Management Agreement and the Services and Profit Sharing Agreement and the purchase of the Capital Interest in exchange for the Aggregate Consideration shall be treated as (i) a termination of the Management Agreement, in exchange for a termination or other fee equal to a portion of the Aggregate Consideration and (ii) a taxable sale by FTI GP to the Company of FTI GP’s partnership interest in FTAI Aviation Holdco Ltd., which, solely for U.S. federal (and applicable state and local) tax purposes, comprises the Capital Interest and the interest pursuant to the Services and Profit Sharing Agreement (the “Promote Interest” and, together with the Capital Interest, the “Partnership Interest”), in exchange for the remaining portion of the Aggregate Consideration, which shall be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), and pursuant thereto, (A) with respect to FTI GP, FTI GP will be treated as selling all of its partnership interests in FTAI Aviation Holdco Ltd. to the Company in a taxable sale of partnership interests resulting in recognition of gain or loss, if any, from the sale of those interests in accordance with Sections 741 and 1001 of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) with respect to the Company, (1) FTAI Aviation Holdco Ltd. will be deemed to make a liquidating distribution of its assets to the Company and FTI GP, and (2) the Company will be treated as acquiring, by purchase, all such assets of FTAI Aviation Holdco Ltd. that are deemed to have been distributed to FTI GP. The Manager, FTI GP and the Company shall collectively determine in good faith the portion of the Aggregate Consideration allocable to each of the fees described in clause (i) of the preceding sentence (which the Manager shall retain in its own right) and the Partnership Interest (which the Manager shall receive as agent for FTI GP). The Manager, FTI GP and the Company shall collectively determine in good faith the portion of the consideration received in respect of the Partnership Interest (as determined pursuant to the preceding sentence) that is attributable to “unrealized receivables” or “inventory items” under Section 751(a) of the Code. Any adjustment pursuant to Section 1.06 will be treated as an adjustment to the consideration paid pursuant to clauses (i) and (ii) of the first sentence of this Section 8.01, allocated as determined by the Manager, FTI GP, and the Company. For administrative convenience, the Manager is receiving the portion of the Aggregate Consideration attributable to the Partnership Interest as agent for FTI GP. The Parties shall not take any position inconsistent with this Section 8.01 unless otherwise required by law.

SECTION 8.02   Withholding. Each Party shall be entitled to deduct or withhold taxes on any payments made by it pursuant to this Agreement as required by applicable law and, to the extent such taxes are remitted to the applicable taxing authority, any such amounts shall be treated, for all purposes of this Agreement, as having been paid to the Party in respect of whom the deduction or withholding was made. The Parties shall reasonably cooperate to comply with any tax return or information filing requirements, to determine tax obligations, or to obtain a reduced rate of, or exemption from, any applicable tax or other withholding in connection with any payment under this Agreement.

SECTION 8.03   Tax Forms. The Manager and FTI GP shall each furnish a duly completed and executed IRS Form W-9 to the Company that establishes that the party furnishing the form is (or is an entity that is disregarded as separate from) a United States person for U.S. federal income tax purposes.

ARTICLE IX

Miscellaneous

SECTION 9.01   Release.

(a)       Each Party (in such capacity, the “Releasing Party”) does hereby, for itself and each of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), release and forever discharge the other Party and its affiliates and each of their respective current or former stockholders, directors, officers, agents, representatives and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever to the Releasing Party or any of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time; provided, however, that this release does not purport to apply to (i) any indemnification obligations pursuant to Section 11 of the Management Agreement as described in Sections 1.01 and 6.01 of this Agreement, which obligations shall survive as set forth in such Sections or (ii) any rights of a Party under this Agreement or the TSA.

(b)       Each Releasing Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, each Releasing Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each Releasing Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in Section 9.01(a) above.

SECTION 9.02   Further Assurances. Subject to the limitations or other provisions of this Agreement, including Section 5.02 hereof, and the TSA, (i) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate in good faith with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the TSA and to carry out the intent and purposes of this Agreement and the TSA and (ii) neither Party will take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by this Agreement and the TSA.

SECTION 9.03   Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email against confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)          If to the Company:

FTAI Aviation Ltd.
415 West 13th St.
7th Floor
New York, New York 10014
Attention: Joseph P. Adams, Jr.
Email:   jadams@ftaiaviation.com

(b)          If to the Manager or FTI GP:

FIG LLC
1345 Avenue of the Americas
46th Floor
New York, New York 10105
Attention: David N. Brooks
Email: dbrooks@fortress.com

Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9.03 for the giving of notice.

SECTION 9.04   Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party.

SECTION 9.05   Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

SECTION 9.06   Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 9.07   Expenses. Except as provided in this Agreement or the TSA, each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Internalization.

SECTION 9.08   Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 9.09   No Third Party Beneficiaries. Except as provided in Sections 3.02, 6.01 and 9.01 hereof, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10   Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 9.11   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

SECTION 9.12   Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 9.13   Rules of Construction. Each of the Parties agrees that it has been represented by counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

SECTION 9.14   Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 9.15   Publicity. All press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Company and the Manager, which approval shall not be unreasonably withheld, conditioned, delayed or denied by either Party; provided that no party shall be required to obtain consent pursuant to this Section 9.15 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.15. The restrictions in this Section 9.15 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its reasonable best efforts to consult with the other Party in advance as to its form, content and timing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

FTAI AVIATION LTD., a Cayman Islands exempted company
By:	/s/ Joseph P. Adams
Name: Joseph P. Adams
Title: Chief Executive Officer

FIG LLC, a Delaware limited liability company
By:	/s/ Daniel Bass
Name: Daniel Bass
Title: Chief Financial Officer
FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE MASTER GP LLC, a Delaware limited liability company
By:	/s/ Demetrios Tserpelis
Name: Demetrios Tserpelis
Title: Authorized Signatory

[Signature Page to Internalization Agreement]

Acknowledged and Agreed by:

FTAI AVIATION HOLDCO LTD., a Cayman Islands exempted company
By:	/s/ Joseph P. Adams
Name: Joseph P. Adams
Title: Director

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, a Delaware limited liability company
By:	/s/ Eun (Angela) Nam
Name: Eun (Angela) Nam
Title: Chief Financial Officer